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                                                                    EXHIBIT 99.1


ENDOCARE TO ACQUIRE MOBILE BUSINESS OF U.S. MEDICAL DEVELOPMENT, INC.

IRVINE, Calif., Aug. 13 /PRNewswire-FirstCall/ -- Endocare Inc. (Nasdaq: ENDO), a developer of innovative diagnostic and treatment tools for cancer and other diseases, announced today that it has executed a definitive agreement to acquire the mobile prostate treatment business owned by Dallas-based U.S. Medical Development, Inc. (USMD), a privately held urology services company that distributes products to urologists in 16 western states. The transaction allows Endocare, which has historically sold products through USMD under an exclusive distribution agreement, to sell directly to the large base of USMD customers via an experienced sales force with established physician relationships. Endocare will purchase the mobile prostate business in exchange for a total of approximately $11.2 million of cash, assumption of debt and forgiveness of debt. The transaction is expected to close within 30 days, and is subject to customary closing conditions.

Endocare Chairman and CEO Paul Mikus said, "The benefits of this acquisition will be immediate and positive from both a financial and strategic standpoint. USMD has been extremely effective in promoting and supporting the use of our Cryocare Surgical System for the cryoablation of prostate cancer under our exclusive distribution agreement and has built a strong and profitable business via its partner physicians. We have decided to take this business direct instead of selling through a third party, thereby maintaining the momentum created in those markets and improving margins by eliminating the middleman."

With an experienced and successful sales and support team totaling 12 persons, the prostate treatment business units of USMD currently service more than 300 Urologists, and expect sales in excess of $5 million for 2002. This transaction formally terminates the current distribution agreement with USMD, Ltd., which was formerly owned by US Therapies. Following the close of the transaction, there will be no ongoing agreements in place with USMD and its affiliates. Endocare expects the acquisition to be accretive.

Conference Call to be Broadcast Live Over the Internet

The Company will be hosting a conference call to discuss this announcement which will be broadcast live over the internet at 5:00 PM eastern time this afternoon. The call can be accessed via the investors section of the Endocare website found at www.endocare.com.

To listen to the live call, please go to the website prior to the start of the call to register and download any necessary audio software. For those unable to participate, a replay will be available shortly after the call.

About Endocare

Endocare, Inc. -- www.endocare.com -- is a medical device company focused on the development of urological healthcare technologies with the potential to dramatically improve men's health and quality of life. Endocare has initially concentrated on developing devices for the treatment of the two most common diseases of the prostate, prostate cancer and benign prostate hyperplasia (BPH). Endocare also believes that its proprietary cryosurgical technologies


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have broad applications across a number of surgical markets, including treating tumors in the kidney, lung, breast, liver and bones, as well as treatment of cardiac arrhythmia. Timm Medical Technologies, Inc., acquired by Endocare in late February, offers urology products, including an innovative office-based treatment of BPH, as well as a number of products that diagnose and treat urinary incontinence and erectile dysfunction. The Endocare product line now consists of products to diagnose and treat prostate cancer, to diagnose and treat BPH, and to diagnose and/or manage urinary incontinence, sexual dysfunction and bladder cancer.

Statements contained in this release which are not historical facts are forward-looking statements that involve risks and uncertainties. Among the important factors which could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, those discussed in "Risk Factors" in the Company's Form 10-K, Form 10-Q, and other filings with the Securities and Exchange Commission. Such risk factors include, but are not limited to, limited operating history of the Company with a history of losses; uncertainty regarding market acceptance of the Company's products; uncertainty of product development and the associated risks related to clinical trials; the Company's ability to integrate acquisitions; uncertainty relating to third party reimbursement; ability to convince health care professionals and third party payers of the medical and economic benefits of the Company's products; difficulty in managing growth; the Company's limited sales, marketing and manufacturing experience; ability to attract and retain key personnel; ability to secure and protect intellectual property rights relating to the Company's technology; the rapid pace of technological change in the Company's industry; and fluctuations in the Company's order levels. The actual results that the Company achieves may differ materially from any forward-looking statements due to such risks and uncertainties. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.

For further information, please contact Investors, Matt Clawson, matt@allencaron.com, or Media, Len Hall, len@allencaron.com, both of Allen & Caron, Inc., +1-949-474-4300, for Endocare, Inc.; or Paul Mikus, President, CEO, or John V. Cracchiolo, COO and CFO, both of Endocare, Inc., +1-949-450-5400


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